Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 17th day of June, 2015 by and between Oscar Bronsther, M.D. (“Bronsther”) and MetaStat, Inc., a Nevada corporation (the “Company”).

WHEREAS, Bronsther has been employed by the Company as its Chief Executive Officer and Chief Medical Officer;

WHEREAS, Bronsther desires to resign of his own accord as Chief Executive Officer and Chief Medical Officer, and the Company desires to accept such resignation, effective as of the Separation Date (as defined below); and

WHEREAS, notwithstanding Bronsther’s resignation, the Company desires to benefit from Bronsther’s expertise by retaining Bronsther as a consultant, and Bronsther wishes to perform consulting services for the Company, as provided in separate written agreement in a form attached hereto as Exhibit A (the “Consulting Agreement”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Resignation of Employment. Effective as of June 17, 2015 (the “Separation Date”), Bronsther will resign (i) as an employee of the Company, and (ii) from any other officer positions he may hold with the Company. If requested by the Company, Bronsther will execute any additional resignation letters, forms or other documents which acknowledge Bronsther’s resignation from such employment, offices, and positions. Bronsther will receive his regular salary (minus applicable federal, state and local payroll taxes, and other withholdings required by law or properly requested by Bronsther) for his work through the Separation Date on the Company’s next regular payday following the Separation Date. Except as expressly provided herein or required by applicable law, after the Separation Date, Bronsther will be entitled to no further employee benefits from the Company. Upon receipt of his final paycheck from the Company, Bronsther acknowledges and agrees that he will have been paid all compensation for labor or services rendered by him for the Company or on the Company’s behalf through the Separation Date and that no other payments remain due to him, except as may be expressly provided by the terms of this Agreement or the Consulting Agreement.

2. Stock Options.   Subject to the terms of the Company’s 2012 Amended and Restated Omnibus Securities and Incentive Plan (the “Plan”), Bronsther shall be issued promptly following the date hereof an aggregate of 400,000 stock options pursuant to the Plan, which options shall vest immediately. Any options issued hereunder will be governed by the Plan and the exercise price per share of such stock options shall be $0.55.  Notwithstanding the foregoing to the contrary, it is acknowledged and agreed that such options, if necessary, may be issued outside the Plan so long as the terms and provisions of the Plan as if such options were actually issued pursuant to the Plan.  In addition, Bronsther shall have the right to exercise any stock options held by him for a period of one hundred eighty (180) days following the expiration or termination of the Consulting Agreement.  Any stock options not exercised by such date shall expire and be deemed void and of no further force or effect.

3. Separation Benefits. In exchange for Bronsther’s execution of this Agreement, the Company will provide Bronsther with the following additional benefits (collectively the “Separation Benefits”):

(a) COBRA Benefits. If Bronsther timely elects to continue his health insurance benefits pursuant to COBRA after the Separation Date, the Company will reimburse him for his applicable COBRA premiums for the lesser of: (i) a period of twelve (12) months from the Separation Date, or (ii) until Bronsther becomes eligible for insurance benefits from another employer.

4. Consulting Relationship. As additional consideration for the parties’ entry into this Agreement, the Company will engage Bronsther to serve in a consulting role with the Company pursuant to the terms of the Consulting Agreement. If Bronsther signs and agrees to the terms of the Consulting Agreement, Bronsther will be eligible to receive certain consulting fees as well as an additional grant of stock options from the Company as provided therein.

5. Release of Claims.

(a) In exchange for the Company’s providing Bronsther with the Separation Benefits described in Section 2 above, Bronsther releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Bronsther ever had or now has arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Bronsther’s release of the Company Parties from any claims for lost wages or benefits, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Bronsther also specifically and forever releases the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims under federal, state or local law based on unlawful employment discrimination, harassment, or retaliation, including but not limited to, claims for violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, the Family and Medical Leave Act, and any state laws prohibiting discrimination, harassment and/or retaliation.

(b) Bronsther hereby acknowledges that this release applies both to known and unknown claims that may exist between Bronsther and the Company Parties. Bronsther expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Bronsther hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and he explicitly took that into account in giving this release.

(c) Unless prohibited by applicable law or regulation, Bronsther further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against the Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement. Notwithstanding the foregoing, nothing in this Agreement prohibits Bronsther from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Bronsther and the Company Parties, and by signing this Agreement, Bronsther acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Bronsther or on Bronsther’s behalf, individually or collectively.

(d) Bronsther agrees and acknowledges that he has no cause to believe that any violation of any local, state or federal law that has occurred with respect to his employment or separation of employment from the Company. Nothing in this Agreement extinguishes any claims Bronsther may have against the Company for breach of this Agreement or any claims arising from events that occur following the effective date of this Agreement.

(e) The parties hereby acknowledge and agree, notwithstanding anything contained herein to the contrary, that the provisions of this Section 5 shall not apply to any claims that may arise pursuant to the Consulting Agreement.

6. No Admissions. Bronsther understands, acknowledges and agrees that the release set out above in Section 4 is a final compromise of potential claims, and is not an admission by any of the Company Parties that any such claims exist or that the Company Parties are liable for any such claims.

7. Confidentiality. Bronsther hereby agrees and acknowledges that his post-employment obligations to the Company pursuant to the Employment Agreement and the Proprietary Information and Inventions Agreement (the “Confidentiality Agreements”) that he signed in connection with his employment with the Company remain in full force and effect, notwithstanding the termination of his employment. Bronsther agrees to carefully guard the Company’s confidential and proprietary information that he learned of or had access to during his employment with the Company and that he learns of or has access to during the term of the Consulting Agreement, and Bronsther will not, during the term of the Consulting Agreement or at any time thereafter, disclose to anyone, directly or indirectly, or use to his benefit or the benefit of others, any of the Company’s confidential and proprietary information without the Company’s written consent.

8. Company Property. Bronsther agrees that he will return to the Company all property of the Company in his possession including, without limitation, any Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, notes, software, programs, back up discs or other media, and other documents pertaining to the Company’s proprietary products, customers and business, in any format, whether paper or electronic.

9. No Disparagement. Bronsther agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, its management, products, services, business and manner of doing business. Upon inquiry from any third party regarding any and all services Bronsther has rendered to the Company, including but not limited to services rendered pursuant to the Consulting Agreement, the Company, its officers and its directors will release only Bronsther’s dates of employment and positions held, unless the Company receives prior written authorization from Bronsther to provide additional information.

10. Non-Competition and Non-solicitation. Notwithstanding the termination of his employment, Bronsther hereby agrees and acknowledges that his post-employment obligations to the Company pursuant to Sections 2.3 (Covenant not to Compete) and 2.4 (Non-solicitation) of the Employment Agreement that he signed in connection with his employment with the Company shall remain in full force and effect through the date that is six months following the expiration or termination of the Consulting Agreement.

11. Relief and Enforcement. Bronsther understands and agrees that if he violates the terms of Sections 5, 7, 8, 9 and/or 10 of this Agreement, Bronsther will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Bronsther agree that if he violates Sections 5, 7, 8, 9 and/or 10 of this Agreement, the Company (or one or more of the Company Parties) will be entitled to obtain temporary, preliminary, and permanent injunctive relief from a court of competent jurisdiction, restraining Bronsther from any further violation of this Agreement. Bronsther further understands and agrees that, upon any breach of this Agreement or the Consulting Agreement by him, he will forfeit any right to receive further payments or benefits as described in Section 2 above, and he will repay to the Company any and all Separation Benefits that have been paid to him pursuant to Section 2 above. The above-listed remedies are in addition to any other remedies the Company (or the Company Parties) may have at law or in equity.

12. Lock-Up. In connection with any public offering that may be undertaken by the Company, Bronsther hereby agrees to enter into a standard “lock-up” agreement with the underwriters of the offering with respect to securities of the Company owned by Bronsther in the form requested by such underwriters and signed by other insiders of the Company.

13. Assignment. This Agreement may not be assigned by Bronsther without the prior written consent of the Company. The Company will have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder will inure to the benefit of and be enforceable by said successors or assigns.

14. No Modifications; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto. This Agreement, along with the surviving terms of the Confidentiality Agreements, the Consulting Agreement, and any stock option agreement(s) between Bronsther and the Company, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

15. Governing Law. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto, acknowledging having read and understood the contents and effect of this Agreement, has executed this Agreement freely and intending to be bound.

METASTAT, INC.

By:	/s/ Douglas Hamilton
Name:	Douglas Hamilton
Title:	President and CEO

OSCAR BRONSTHER, M.D.

/s/ Oscar Bronsther	6/17/15
Signature	Date